EXHIBIT 21

Subsidiaries of United Community Banks, Inc.

Subsidiary	State of Organization

United Community Bank	Georgia

United Community Insurance Services, Inc.	Georgia

Brintech, Inc.	Texas

Union Holdings, Inc.	Nevada

Union Investments, Inc.	Nevada

United Community Mortgage Services, Inc.	Georgia

United Community Development Corporation	Georgia

UCB North Georgia Properties, Inc.	Georgia

UCB Metro Properties, Inc.	Georgia

UCB Coastal Properties, Inc.	Georgia

UCB Tennessee Properties, Inc.	Tennessee

UCB North Carolina Properties, Inc.	North Carolina

United Community Capital Trust	Delaware

United Community Capital Trust II	Delaware

United Community Statutory Trust I	Connecticut

United Community Statutory Trust II	Delaware

United Community Statutory Trust III	Delaware

Southern Bancorp Capital Trust I	Delaware

United Community Risk Management Services, Inc.	Nevada

United Community Real Estate, Inc.	Georgia

United Community Metro Real Estate, Inc.	Georgia